Investment Edge® 21.0

Equitable Financial Life Insurance Company

Issued through: Separate Account No. 70

Contract Classes: Investment Edge®, Investment Edge Select®, Investment Edge® ADV

Summary Prospectus for New Investors

May 1, 2021

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at [www.equitable.com]. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

You invest to accumulate value on a tax-deferred basis in one or more of our investment options: (i) variable investment options listed in Appendix “Portfolio Companies Available Under the contract”and (ii) the structured investment option (“SIO”).

You may cancel your contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total account value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract. If you have the Return of Premium death benefit and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract you may no longer be able to fund your benefit. This means that you may no longer be able to increase your benefit base through contributions.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Electronic delivery of shareholder reports (pursuant to Rule 30e-3). Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the Company by calling 1-800-789-7771 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Important Information You Should Consider About The Contract

FEES AND EXPENSES
Charges for Early Withdrawals

Each series of the contract provides for different withdrawal charge periods and percentages.

Investment Edge® — If you surrender your contract, apply your cash value to a non-life contingent annuity payment option, or withdraw money from Investment Edge® of the contract within 6 years following your last contribution, you will be assessed a withdrawal charge of up to 6% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $6,000 on a $100,000 investment.

Investment Edge® Select — No withdrawal charge.

Investment Edge® ADV — No withdrawal charge.

For additional information about charges for surrenders and early withdrawals see “Withdrawal charge” in “Charges and expenses” later in this Prospectus.

Transaction Charges

In addition to surrender charges, you may also be charged for other transactions (for special requests such as wire transfers, express mail, duplicate contracts, preparing checks, third-party transfers or exchanges, or when you transfer between investment options in excess a certain number).

For additional information about transaction charges see “Charges that the Company deducts” in “Charges and expenses” later in this Prospectus.

Ongoing Fees and Expenses (annual charges)	Each series of the contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee	Minimum	Maximum
Base Contract (varies by contract series)(1)	0.25%	1.25%
Investment options (Portfolio fees and expenses)(2)	0.58%	3.50%
Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	0.35%	0.50%

(1)  Expressed as an annual percent of daily net assets in the variable investment options.

(2)  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2020 and could change from year to year.

(3)  Expressed as an annual percentage of the applicable benefit base.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract or make any other transactions, which could add withdrawal charges that substantially increase costs.

Lowest Annual Cost $[•]	Highest Annual Cost $[•]

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Least expensive combination of contract series and Portfolio fees and expenses

•   No sales charges

•   No additional purchase payments, transfers or withdrawals

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Most expensive combination of contract series (Investment Edge® Select), optional benefits (Return of Premium death benefit) and Portfolio fees and expenses

•   No sales charges

•   No additional purchase payments, transfers or withdrawals

For additional information about ongoing fees and expenses see “Fee Table” later in this Prospectus.

Important Information You Should Consider About The Contract

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal Risks of Investing in the contract” later in this Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee Table” later in this Prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options (e.g., the Portfolios). Each investment option, including the SIO, available under the contract, has its own unique risks. You should review the variable investment options and Segments of the SIO available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options” and “Portfolios of the Trusts” in “Purchasing the contract”, as well as, “Risks factors” and “Structured Investment Option” in “Description of the Structured Investment Option” in the SIO Prospectus. See also Appendix “Portfolio Companies available under the contract”.

Insurance Company Risks

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value. The general obligations, including the SIO, under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.equitable.com/selling-life-insurance/financial-strength-ratings.

For additional information about insurance company risks see “About the general account” in “More Information” later in this Prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the investment options and to limit the number of investment options which you may select. Such rights include, among others, combining any two or more investment options and transferring account value from any investment option to another investment option.

For more information see “About Separate Account No. 70” in “More Information” later in this Prospectus.

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for any transfers in excess of 12 per contract year. We will provide you with advance notice if we decide to assess the transfer charge, which will never exceed $35 per transfer.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Transfer charge” in “Charges and expenses” and “Portfolios of the Trusts” in “Purchasing the contract”. See also the SIO Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For additional information about tax implications see “Tax information” later in this Prospectus.

Important Information You Should Consider About The Contract

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More Information” later in this Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about exchanges see “Exchange program” in “Overview of the Contract” and “Charge for third-party transfer or exchange” in “Charges and expenses” later in this Prospectus.

Important Information You Should Consider About The Contract

Overview of the Contract

Purpose of the Contract

The contract is designed to help you accumulate assets through investments in underlying Portfolios and the SIO during the accumulation phase. It can provide or supplement your retirement income by providing a stream of income payments during the annuity phase. It also provides death benefits to protect your beneficiaries. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently, or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the available investment options, which include:

•	variable investment options and

•	Segments.

For additional information about each underlying Portfolio see Appendix “Portfolio Companies Available Under the Contract.”

Income (Annuity) Phase

You enter the income phase when you annuitize your contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; (2) for life with a certain minimum number of payments; or (3) for life with a certain amount of payment. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income and death benefit protection, and offers various payout options.

Contract Classes

You can purchase one of three contract classes that have different ongoing fees and surrender charges. For example, the contract offers Investment Edge® with a 6 year withdrawal charge period, Investment Edge® Select with no withdrawal charge, and Investment Edge® ADV with no withdrawal charge.

Access to Your Money

During the accumulation phase you can take withdrawals from your contract. Withdrawals will reduce your account value and may be subject to surrender charges, income taxes and a tax penalty if you are younger than 59 1/2.

Death Benefits

Your contract includes a standard death benefit that pays your beneficiaries an amount equal to your account value. For an additional fee, you can purchase the Return of Premium death benefit that provides a different minimum payment guarantee.

Rebalancing and Dollar Cost Averaging

You can elect to have your account value automatically rebalanced at no additional charge. We offer two rebalancing programs that you can use to automatically reallocate your account value among your Investment account variable investment options. You can also elect to allocate your investments using a dollar cost averaging program at no additional charge. Generally, you may not elect both a dollar cost averaging program and a rebalancing option.

Overview of the Contract

Other contracts

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, credits, fees, death or income guarantee benefits and/or charges that are different from those in the contracts offered by this Prospectus. Not every contract is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding our other annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of our annuity contracts.

You should work with your financial professional to decide whether this contract and any optional benefit is appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, tax planning needs, time horizons and risk tolerance.

Fee based programs

You may purchase an Investment Edge® ADV contract only if you are a participant in an account established under a fee-based program sponsored and maintained by a registered broker-dealer or other financial intermediary we approve.

Exchange program

We offer an exchange program under which a Prior Contract may be exchanged for an Investment Edge® Select contract. See “Exchange Program” in “Purchasing the Contract” in the Prospectus for more information.

Overview of the Contract

2. Benefits available under the contract

Summary of Benefits

The following tables summarize important information about the benefits available under the contract.

Death Benefits. These death benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/ Limitations
			Max	Current
Return of Premium Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions less adjusted withdrawals	Optional	0.50%(1)	0.30%(1)	• Available only at contract purchase • Available only to contract holder age 75 or younger • Withdrawals could significantly reduce or terminate the benefit
(1)	Expressed as an annual percentage of the benefit base.

Other Benefits. These other benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/Limitations
			Max	Current
Rebalancing	Periodically rebalance to your desired asset mix	Optional	No Charge		• Must rebalance 100% of account value

Dollar Cost Averaging	Transfer account value to selected investment options on a regular basis to potentially reduce the impact of market volatility	Optional	No Charge		• $5,000 minimum to begin program

Benefits available under the contract

Buying the Contract

You may purchase a contract by making payments to us that we call “contributions.” We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply.

Maximum issue age.

The maximum issue age for non-qualified, IRA and qualified plan contracts is 85. The maximum issue age for inherited IRA beneficiary continuation contracts is 75.

Minimum initial and subsequent contribution amounts.

The minimum initial contribution is generally $10,000 for Investment Edge® contracts and $25,000 for Investment Edge® Select and Investment Edge® ADV contracts. Each subsequent contribution generally must be at least $500 (except for certain IRAs—$50 for Traditional and Roth IRAs and $1,000 for an Inherited IRA), unless you enroll in the automatic investment program.

Limitations on contributions to the contract.

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. Including contributions and/or transfers into your Protected Benefit account. This means that if you have one or more Guaranteed benefits, there would no longer be any increases in the Protected Benefit account value and the benefit bases associated with the Guaranteed benefits, and if you have not allocated amounts to the Protected Benefit Account, you may not be able to fund your Guaranteed benefits at all.

When initial and subsequent contributions are credited.

Initial Contribution. If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your contract is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you, unless you or your financial professional acting on your behalf, specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

Subsequent Contributions. If we receive a subsequent contribution before the close of the NYSE (typically 4:00 pm eastern), we will credit that contribution that day. If we receive your subsequent contribution after the close of the NYSE, your contribution will be applied the next business day.

Additional limitations on contributions to the contract.

Additional limitations on contributions and the source of contributions apply based on the type of contract, such as non-qualified or particular types of IRAs. Please see the tables in the “Rules regarding contributions to your contract” appendix to the Prospectus for detailed information. You can obtain the Prospectus by calling the number or accessing the website noted on the first page of this summary.

Buying the Contract

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money. You have several ways to access your account value before annuity payments begin. You may take partial withdrawals from your contract at any time or, depending on your specific situation, set up an automatic payment plan, a systematic withdrawal plan, a substantially equal withdrawals plan, Income Edge payment program or a lifetime RMD payments plan. You may also surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments. We will generally send you the full requested withdrawal amount and deduct any applicable surrender charges from account value unless your request otherwise.

Withdrawals will reduce your account value and may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1/2. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits. Surrenders also may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1/2.

Please see “Accessing your money” in the Prospectus for more information on the ways you may withdraw your account value.

Free withdrawal amount. Each contract year you can withdraw a certain amount from your contract without paying a withdrawal charge.

When to expect payments. Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, transfers payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value.

Making Withdrawals: Accessing the Money in Your Contract

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering or making withdrawals from the contract. Each of the charges and expenses is more fully described in “Charges and expenses” later in the Prospectus. The fees and expenses for the ADV series do not reflect any advisory fees paid to investment advisors from the account value or other assets of the owner and the cumulative effect of these charges could increase the overall cost of an Investment Edge® ADV contract.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals, transfers or request special services. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Transaction Expenses

	Investment Edge®	Investment Edge® Select	Investment Edge® ADV
Sales Load Imposed on Purchases	None	None	None
Withdrawal Charge (as a percentage of contributions withdrawn)	6.00%(1)	None	None
Transfer Fee(2)	None	None	None
Third Party Transfer or Exchange Fee(3)	None	None	None
Special Service Charges(4)	$90	$90	$90

(1)

For Investment Edge® only, the charge percentage we use is determined by the number of years since receipt of the contribution to which the charge relates if you make a withdrawal, surrender your contract to receive its cash value, or, if offered, surrender your contract to apply your cash value to a non-life contingent annuity payment option. For each contribution, we consider the year in which we receive that contribution to be “contract 1”.

Charge as a % of contribution for each year following contribution
	1	2	3	4	5	6+
Investment Edge®	6%	6%	5%	4%	3%	0%

(2)

Currently, we do not charge for transfers among investment options under the contract. However, we reserve the right to charge for transfers in excess of 12 transfers per contract year. We will charge no more than $35 for each transfer at the time each transfer is processed. See “Transfer charge” under “Charges that the Company deducts” in “Charges and expenses” later in this Prospectus.

(3)

Currently, we do not charge for third party transfers or exchanges. However, we reserve the right to discontinue this waiver at any time, with or without notice. The maximum third party transfer or exchange fee is $125. The current charge (which, as described above is waived) is $65. This charge will never exceed 2% of the amount disbursed or transferred. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

(4)

Special service charges include (1) express mail charge; (2) wire transfer charge; (3) duplicate contract charge; (4) check preparation charge (the sum of this charge will never exceed 2% of the amount distributed); and (5) Duplicate Annual and/or Quarterly Statement of Account or Annual Payout Statement Charge. These charges may increase over time to cover our administrative costs. We may discontinue these services at any time.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Annuity Expenses
	Investment Edge®	Investment Edge® Select	Investment Edge® ADV
Contract Maintenance Fee (deducted from your account value on each contract date anniversary)(1)	$50	$50	None
Base Contract Expenses (as a percentage of daily net assets in the variable investment options)	1.00%	1.25%	0.25%
Annual fund facilitation fee(2)	0.70%	0.70%	0.70%
Optional Benefits Expenses:(3)(4)

Return of Premium death benefit charge	0.50%(5)	0.50%(5)	0.50%(5)

Additional Information About Fees

(1)

Beginning with your first contract date anniversary, we will deduct this charge on any contract date anniversary on which your account value is less than $50,000. If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year. Otherwise, we will deduct the full charge. This charge will no longer apply to NQ contracts following election of an Income Edge payment program, even if your account value falls below $50,000.

(2)

This fee does not apply to any variable investment options that we currently offer. However, we reserve the right to charge this fee. We will charge no more than 0.70% for each variable investment option.

(3)	The benefit base is equal to your initial contribution to the contract less any withdrawals you made from the contract.

(4)

If on any date other than the contract date anniversary your contract is surrendered or annuitized, an Income Edge payment program is elected and become effective, a death benefit is paid, or the Return of Premium death benefit is otherwise terminated, we will deduct a pro rata portion of the charge from your account value.

(5)	The current charge is 0.30%.

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See Appendix “Portfolio Companies available under the contract.” These expenses are for the period ended December 31, 2020, and may fluctuate from year to year.

Annual Portfolio Expenses
	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses)(*)	0.58%	3.50%

Annual Portfolio Expenses after Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses)(*)	0.58%	2.31%

(*)

“Annual Portfolio Expenses” are based, in part, on estimated amounts of such expenses. Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2022 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2022. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios.

The following tables describe the fees and expenses that you will pay when electing and making transfers, withdrawals, surrenders and other distributions from the Structured Investment Option.

Adjustments for early transfer, withdrawal, surrender or other distribution from a Segment
When calculation is made	Maximum amount that may be lost(1)
-10% Segment Buffer

Segment Interim Value is applied on transfer, withdrawal, surrender or other distribution from a Segment prior to its Segment Maturity Date	90% of Segment Investment

Charges we deduct from Segments
	Investment Edge®	Investment Edge® Select	Investment Edge® ADV
Contract Fee(2)	1.00%	1.25%	0.25%

(1)

The actual amount of the Segment Interim Value calculation is determined by a formula that depends on, among other things, the Segment Buffer and how the Index has performed since the Segment Start Date. The maximum loss would occur if there is a total distribution for a Segment with a -10% Segment Buffer at a time when the Index price has declined to zero. If you surrender or cancel your variable annuity contract, die, transfer or make a withdrawal from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date, and any upside performance will be limited to a percentage lower than the Performance Cap Rate.

(2)

The Contract Fee percentage reduces the Segment Rate of Return. If the contract is surrendered or annuitized, a withdrawal or transfer out is taken, or a death benefit is paid, on any date other than the Segment Maturity Date, we will deduct a pro rata portion of the charge from each Segment as part of the Segment Interim Value calculation.

Additional Information About Fees

Example

These Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual Portfolio expenses. The examples for the ADV series do not reflect any advisory fees paid to investment advisors from the account value or other assets of the owner; however, if they did the expenses shown could be higher.

These Examples assume that you invest $100,000 in the contract for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assumes the most expensive combination of annual Portfolio expenses, Return of Premium death benefit (at its maximum charge) and that all account value is in the variable investment options

Although your actual costs may be higher or lower, based on these assumptions, your cost would be:

	If you surrender your contract or annuitize (under a non-life option) at the end of the applicable time period				If you do not surrender your contract
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
InvestmentEdge®	$	$	$	$	$	$	$	$
InvestmentEdge® Select	$	$	$	$	$	$	$	$
InvestmentEdge® ADV	$	$	$	$	$	$	$	$

Additional Information About Fees

Appendix: Portfolio Companies available under the contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at [        ]. You can request this information at no cost by calling [        ] or by sending an email request to [        ].

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Average Annual Total Returns (as of 12/31/2020)
TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses	1 year	5 year	10 year
ASSET ALLOCATION	1290 VT DoubleLine Dynamic Allocation - Equitable Investment Management Group, LLC (“EIMG”); DoubleLine Capital LP
American Funds Insurance Series Asset Allocation Fund - Capital Research and Management Company
BlackRock Global Allocation V.I. Fund - BlackRock Advisors, LLC
EQ/AB Dynamic Moderate Growth Δ - EIMG; AllianceBernstein L.P.
EQ/Aggressive Allocation† - EIMG
EQ/All Asset Growth Allocation - EIMG
EQ/Conservative Allocation† - EIMG
EQ/Moderate Allocation† - EIMG
EQ/Moderate-Plus Allocation† - EIMG
First Trust/Dow Jones Dividend & Income Allocation Portfolio - First Trust Advisors, L.P.
First Trust Multi-Income Allocation Portfolio - First Trust Advisors, L.P.
Franklin Allocation VIP Fund - Franklin advisers, Inc.
Franklin Income VIP Fund - Franklin Advisers, Inc.
Franklin Mutual Shares VIP Fund - Franklin Mutual Advisers, LLC
INVESCO V.I. Balanced-Risk Allocation Fund - Invesco Advisers, Inc.
Janus Henderson Balanced Portfolio - Janus Capital Management LLC
JPMorgan Insurance Trust Global Allocation Portfolio - J.P. Morgan Investment Management Inc.
JPMorgan Insurance Trust Income Builder Portfolio - J.P. Morgan Investment Management Inc.
PIMCO Global Managed Asset Allocation Portfolio - Pacific Investment Management Company LLC
Putnam VT Global Asset Allocation Fund - Putnam Investment Management, LLC; Putnam Investments Limited; The Putnam Advisory Company, LLC
EQUITY	1290 VT GAMCO Small Company Value - EIMG; GAMCO Asset Management, Inc.
1290 VT Low Volatility Global Equity - EIMG
1290 VT Micro Cap - EIMG; BlackRock Investment Management, LLC; Lord, Abbett & Co. LLC
1290 VT Natural Resources - EIMG; AllianceBernstein L.P.
1290 VT Small Cap Value - EIMG; BlackRock Investment Management, LLC; Horizon Kinetics Asset Management LLC
1290 VT SmartBeta Equity - EIMG; AXA Rosenberg Investment Management, LLC
1290 VT Socially Responsible - EIMG; BlackRock Investment Management, LLC
AB VPS Global Thematic Growth Portfolio - AllianceBernstein L.P.
AB VPS Growth and Income Portfolio - AllianceBernstein L.P.
AB VPS Small/Mid Cap Value Portfolio - AllianceBernstein L.P.
American Funds Insurance Series Global Growth Fund - Capital Research and Management Company
American Funds Insurance Series Global Small Capitalization Fund - Capital Research and Management Company

Appendix: Portfolio Companies available under the contract

Average Annual Total Returns (as of 12/31/2020)
TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses	1 year	5 year	10 year
EQUITY	American Funds Insurance Series Growth-Income Fund - Capital Research and Management Company
American Funds Insurance Series International Growth and Income Fund - Capital Research and Management Company
American Funds Insurance Series New World Fund® - Capital Research and Management Company
Clearbridge Variable Aggressive Growth Portfolio - Legg Mason Partners Fund Advisor, LLC; ClearBridge Investments, LLC
Clearbridge Variable Dividend Strategy Portfolio - Legg Mason Partners Fund Advisor, LLC; ClearBridge Investments, LLC
Delaware VIP® Emerging Market Series - Delaware Management Company
EQ/AB Small Cap Growth - EIMG; AllianceBernstein L.P.
EQ/American Century Mid Cap Value - EIMG; American Century Investment Management, Inc.
EQ/Clearbridge Large Cap Growth - EIMG; ClearBridge Investments, LLC
EQ/Clearbridge Select Equity Managed Volatility† - EIMG; BlackRock Investment Management, LLC; ClearBridge Investments, LLC
EQ/Common Stock Index - EIMG; AllianceBernstein L.P.
EQ/Emerging Markets Equity Plus - EIMG; AllianceBernstein L.P.; EARNEST Partners, LLC
EQ/Equity 500 Index - EIMG; AllianceBernstein L.P.
EQ/Fidelity Institutional AM® Large Cap - EIMG; FIAM LLC
EQ/Franklin Rising Dividends - EIMG; Franklin Advisers, Inc.
EQ/International Equity Index - EIMG; AllianceBernstein L.P.
EQ/Invesco Global - EIMG; Invesco Advisers, Inc.
EQ/JPMorgan Value Opportunities - EIMG; J.P. Morgan Investment Management, Inc.
EQ/Large Cap Growth Index - EIMG; AllianceBernstein L.P.
EQ/Large Cap Value Index - EIMG; AllianceBernstein L.P.
EQ/Lazard Emerging Markets Equity - EIMG; Lazard Asset Management LLC
EQ/Loomis Sayles Growth - EIMG; Loomis, Sayles & Company, L.P.
EQ/MFS International Growth - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management
EQ/MFS International Intrinsic Value - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management
EQ/Mid Cap Index - EIMG; AllianceBernstein L.P.
EQ/Small Company Index - EIMG; AllianceBernstein L.P.
EQ/T. Rowe Price Growth Stock - EIMG; T. Rowe Price Associates, Inc,
EQ/Value Equity - EIMG; Aristotle Capital Management, LLC
Federated Hermes Kaufmann Fund II - Federated equity Management Company of Pennsylvania; Federated Global Investment Management Corporation
Fidelity® VIP Mid Cap Portfolio - Fidelity Management & Research Company (FMR)
INVESCO V.I. Small Cap Equity Fund - Invesco Advisers, Inc.
Janus Henderson U.S. Low Volatility Portfolio - Janus Capital Management; Itech Investment Management LLC
MFS® Investors Trust Series - Massachusetts Financial Services Company d/b/a MFS Investment Management
MFS® Research Series - Massachusetts Financial Services Company d/b/a MFS Investment Management
MFS® Value Series - Massachusetts Financial Services Company d/b/a MFS Investment Management
Putnam VT Research Fund - Putnam Investment Management, LLC; Putnam Investments Limited; The Putnam Advisory Company, LLC
T. Rowe Price Equity Income Portfolio – II - T. Rowe Price Associates, Inc.

Appendix: Portfolio Companies available under the contract

Average Annual Total Returns (as of 12/31/2020)
TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses	1 year	5 year	10 year
FIXED INCOME	1290 VT Doubleline Dynamic Opportunistic Bond - EIMG; DoubleLine Capital LP
1290 VT Equity Income - EIMG; Barrow, Hanley, Mewhinney & Strauss LLC
1290 VT High Yield Bond - EIMG; AXA Investment Managers, Inc.; Post Advisory Group, LLP
American Century VP Inflation Protection Fund - American Century Investment Management, Inc.
Delaware VIP® Diversified Income Series - Delaware Management Company7
Delaware VIP® Limited-Term Diversified Income Series - Delaware Management Company7
EQ/AB Short Duration Government Bond - EIMG; AllianceBernstein L.P.
EQ/Core Bond Index - EIMG; SSgA Funds Management, Inc.
EQ/Intermediate Government Bond - EIMG; SSgA Funds Management, Inc.
EQ/Invesco International Growth - EIMG; Invesco Advisers, Inc.
EQ/Janus Enterprise - EIMG; Janus Capital Management LLC
EQ/PIMCO Global Real Return - EIMG; Pacific Investment Management Company LLC
EQ/PIMCO Total Return - EIMG; Pacific Investment Management Company, LLC
EQ/PIMCO Ultra Short Bond - EIMG; Pacific Investment Management Company, LLC
Federated Hermes High Income Bond Fund II - Federated Investment Management Company
Fidelity® VIP Strategic Income Portfolio - Fidelity Management & Research Company (FMR)
INVESCO V.I. High Yield Bond - Invesco Advisers, Inc.
Janus Henderson Flexible Bond Portfolio - Janus Capital Management LLC
Lord Abbett Bond Debenture Portfolio (VC) - Lord, Abbett & Co., LLC
PIMCO Global Bond Opportunities Portfolio (Unhedged) - Pacific Investment Management Company LLC
PIMCO Income Portfolio - Pacific Investment Management Company LLC
Putnam VT Diversified Income Fund - Putnam Investment Management, LLC; Putnam Investments Limited
SPECIALITY	1290 VT Convertible Securities - EIMG; Palisade Capital Management, L.L.C.
1290 VT GAMCO Mergers & Acquisitions - EIMG; GAMCO Asset Management, Inc.
1290 VT Multi-Alternative Strategies - EIMG
1290 VT Real Estate - EIMG; AllianceBernstein, L.P.
Eaton Vance VT Floating-Rate Income Fund - Eaton Vance Management
EQ/Invesco Global Real Estate - EIMG; Invesco Advisers, Inc.; Invesco Asset Management Ltd.
EQ/MFS Technology - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management
EQ/MFS Utilities - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management
EQ/T. Rowe Price Health Sciences - EIMG; T. Rowe Price Associates, Inc.
EQ/Wellington Energy - EIMG; Wellington Management Company LLP
INVESCO V.I. Health Care Fund - Invesco Advisers, Inc.
Multimanager Technology - EIMG; AllianceBernstein L.P.; Allianz Global Investors U.S. LLC; Wellington Management Company, LLP
PIMCO CommodityRealReturn® Strategy Portfolio - Pacific Investment Management Company LLC
PIMCO Emerging Markets Bond Portfolio - Pacific Investment Management Company LLC
Templeton Global Bond VIP Fund - Franklin Advisers, Inc.
MONEY MARKET	EQ/Money Market(1) - EIMG; BNY Mellon Investment Adviser, Inc.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” in “Purchasing the contract” for more information regarding volatility management.

Δ

Certain other affiliated Portfolios, as well as unaffiliated Portfolios, may utilize volatility management techniques that differ from the EQ volatility management strategy. Affiliated Portfolios that utilize these volatility management techniques are identified in the chart by a “Δ”. Any such unaffiliated Portfolio is not identified In the chart. See “Portfolios of the Trusts” in “Purchasing the contract” for more information regarding volatility management.

(1)

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

Appendix: Portfolio Companies available under the contract

Investment Edge® 21.0

Issued by

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

(212) 554-1234

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that include additional information about Investment Edge® 21.0, the Company and Separate Account No. 70. The Prospectus and SAI each dated May 1, 2021 are incorporated by reference into this summary prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-800-789-7771. The Prospectus and SAI are also available at our website, www.equitable.com.

Class/Contract Identifier: C000223169

Investment Edge® Series is issued by and is a registered service mark of Equitable Financial Life Insurance Company (Equitable).

Co-distributed by affiliates Equitable Advisors, LLC and Equitable Distributors, LLC., 1290 Avenue of the Americas, New York, NY 10104.

Copyright 2021 Equitable Financial Life Insurance Company. All rights reserved.

Equitable Financial Life Insurance Company, 1290 Avenue of the Americas, New York, NY 10104 (212) 554-1234

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